UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant        ☒

Filed by a party other than the registrant        ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material pursuant to §240.14a-12

AMERICAN POWER CONVERSION CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

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The following information supplements the definitive proxy statement dated December 8, 2006 that American Power Conversion Corporation (APC) filed with the Securities Exchange Commission on December 8, 2006:

APC, its directors, Schneider Electric SA and Trianon Inc., an indirect wholly-owned subsidiary of Schneider Electric, have reached an agreement in principle to settle the putative class action lawsuit that was filed against APC, its directors, Schneider Electric and Trianon on November 24, 2006 on behalf of purported APC shareholders in Rhode Island state court seeking, among other things, to enjoin APC from completing its proposed merger with Schneider Electric. Other than providing additional disclosure that is already contained in the definitive proxy statement, the provisional settlement does not require APC or its directors to make any payments or take any other action, and the terms of the merger, including the cash consideration to be received by APC’s shareholders, remain unchanged. The provisional settlement provides for confirmatory discovery and is subject to court approval.

Additional Information Relating to the Merger and Where to Find it

APC has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) in connection with the proposed transaction. Investors and security holders are urged to read the definitive proxy statement, which contains important information. The definitive proxy statement and other documents filed by APC with the SEC are available free of charge at the SEC’s website (www.sec.gov), APC’s website (www.apcc.com) or from APC directly by making a request to American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, Attention: Investor Relations (telephone 401-789-5735).

APC, Schneider Electric and their respective directors, executive officers and other employees may be deemed to be participating in the solicitation of proxies from APC shareholders in connection with the approval of the proposed transaction. Information about APC’s directors and executive officers is available in APC’s proxy statements and Annual Reports on Form 10-K previously filed with the SEC. Information about Schneider Electric’s directors and executive officers is available from its 2005 Annual Report, which can be obtained for free from its website at www.schneider-electric.com, and also are available in a Schedule 13D that was filed by Schneider Electric with the SEC on November 6, 2006.

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